Exhibit 99.1
PowerSecure Expands Credit Facility to $50 Million to Finance
Growth Initiatives
Expanded Facility Enables $70 Million of Total Financing Including the
Capability to Lease $20 Million of Distributed Generation Equipment
Wake Forest, N.C. — November 13, 2008 — PowerSecure International, Inc. (Nasdaq: POWR) today announced it has expanded its credit facility to $50 million, doubling the capacity of its previous facility. The expanded facility provides the Company with access to significant capital to finance strategic growth initiatives across its business platforms. This includes the capability to finance Company-owned assets under its recurring revenue business model for Interactive Distributed Generation® systems. The facility is backed by a bank syndicate led by Citibank (as Administrative Agent and Co-Syndication Agent), and including Suntrust Bank (as Co-Syndication Agent), and BB&T (as Documentation Agent).
The expanded facility consists of a three-year $50 million revolving credit facility, with the ability to convert the amount of capital invested in Interactive Distributed Generation® systems into a term loan for an additional two years after the revolver expires (providing a five-year financing vehicle for Company-owned recurring revenue projects). The facility enables $70 million of total financing capacity including the capability to lease $20 million of distributed generation equipment under separate lease arrangements.
The terms of the expanded facility have also been enhanced to more closely align with the Company’s growth initiatives. These include an increased ability to invest in capital expenditures, and financial covenants which provide the Company with a greater operational flexibility. The facility also provides for up to $20 million of acquisitions. Additionally, the facility includes an “accordion feature”, which allows the Company to increase the size of the facility by $15 million in the future if one or more lenders so desire. As is customary with facilities of this type, the Company must maintain certain levels of profitability, asset levels, and tangible net worth levels in order to be in compliance with the terms of the agreement and fully utilize the facility. The full terms of the expanded facility, which includes a number of other customary covenants, representations, warranties, and limitations, including the credit documents, will be contained in a current report on Form 8-K that will be filed with the Securities and Exchange Commission.
In conjunction with the closing of this facility, which amends the Company’s existing $25 million revolving credit facility, the Company also repaid its outstanding $2.5 million term loan from cash on hand. At closing, the Company reported a continuing strong liquidity position, with no outstanding balance on its debt facility, and approximately $10 million of cash.
Sidney Hinton, CEO of PowerSecure, said, “We are very pleased to announce our expanded credit facility, which is a direct reflection of our strong financial position and opportunities to drive long-term profitable growth. It doubles the size of our previous facility, and provides us with the ability to invest in our business across our strategic growth areas — including our recurring revenue business model. We are especially pleased to be able to secure this expanded facility in this difficult economic and capital environment. We are also very proud to be banked by such a strong bank group, led by Citibank, and we are grateful to Citibank, Suntrust, and BB&T for having the confidence in us to back this expanded facility.”

About PowerSecure
PowerSecure International, Inc. is focused on delivering value to utilities and their commercial, institutional, and industrial customers in the areas of Interactive Distributed Generation®, Utility Infrastructure, Energy Conservation and Efficiency, and Energy Services. PowerSecure’s core Distributed Generation business leads the energy management and conservation industry by enabling utilities avoid new investments in utility infrastructure for transmitting and distributing power, and locating the generation at business sites. PowerSecure is a pioneer in developing utility partnerships that provide utilities with dedicated electric power generation assets, and businesses with the most dependable standby power available in the industry. The Company’s intelligent Interactive Distributed Generation® monitoring systems, in conjunction with superior switching technology, manage load curtailment and peak demand to ensure that power is available when needed, and ensure maximum efficiencies are achieved. PowerSecure also provides utilities with regulatory consulting, power system and transmission engineering and construction, and conservation services, as well as providing businesses with energy efficiency products and services. The Company provides additional energy services to the oil and natural gas industry through its Southern Flow and WaterSecure business units. Additional information is available at www.powersecure.com.
All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the ability of the Company to utilize the expanded credit facility and leasing arrangements and the effects of the expanded facility on the Company’s future business, operations, financial condition, results of operations and prospects, and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, those risks, uncertainties and other factors identified from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as in subsequent filings with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.
Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760